                                                                       EXHIBIT 1

                       PACIFIC GAS AND ELECTRIC COMPANY
                         SAVINGS FUND PLAN FOR UNION
                            REPRESENTED EMPLOYEES
                          FINANCIAL STATEMENTS AS OF
                          DECEMBER 31, 2000 AND 1999
                           TOGETHER WITH REPORT OF
                        INDEPENDENT PUBLIC ACCOUNTANTS


                       --------------------------------




                            [Graphic Appears Here]

                       PACIFIC GAS AND ELECTRIC COMPANY
               SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

                               Table of Contents

Report of Independent Public Accountants                                                 1

Statements of Net Assets Available for Benefits as of December 31, 2000 and 1999         2

Statements of Changes in Net Assets Available for Benefits for the Years Ended
     December 31, 2000 and 1999                                                          3

Notes to Financial Statements                                                            4

Supplemental Schedules:
             Schedule I Schedule H Line 4i -  Schedule of Assets Held for Investment
                        Purposes as of December 31, 2000                                 9

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Employee Benefit Committee of PG&E Corporation,
Pacific Gas and Electric Company and Participants in the
Pacific Gas and Electric Company Savings Fund Plan For Union Represented
Employees:

We have audited the accompanying statement of net assets available for benefits of Pacific Gas and Electric Company Savings Fund Plan For Union Represented Employees (the Plan), formerly known as Pacific Gas and Electric Company Savings Fund Plan - Part II as of December 31, 200O and 1999, and the related statement of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2000 and 1999, and the changes in its net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                            /s/ Mah & Associates, LLP

San Francisco, California
June 18, 200l

                       PACIFIC GAS AND ELECTRIC COMPANY
               SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

               STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                       AS OF DECEMBER 31, 2000 AND 1999
                                (In thousands)

                                                                     2000                    1999
                                                                   ----------             ----------
ASSETS:
  Investments at fair value                                        $1,097,166             $1,357,213
  Stable Value Fund                                                   220,521                289,241
  Participant loans                                                    25,288                 25,617
                                                                   ----------             ----------
     Total investments                                              1,342,975              1,672,071
                                                                   ----------             ----------
 Receivables:
  Interest and dividends                                                5,641                  6,420
  Investments sold                                                      1,140                      -
  Other                                                                    49                  3,128
                                                                   ----------             ----------
     Total receivables                                                  6,830                  9,548
                                                                   ----------             ----------
     Total assets                                                   1,349,805              1,681,619
                                                                   ----------             ----------
LIABILITIES:
  Other                                                                    95                    156
                                                                   ----------             ----------
     Total liabilities                                                     95                    156
                                                                   ----------             ----------
NET ASSETS AVAILABLE FOR BENEFITS                                  $1,349,710             $1,681,463
                                                                   ==========             ==========


  The accompanying notes are an integral part of these Financial Statements.

                       PACIFIC GAS AND ELECTRIC COMPANY
               SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

          STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                                (In thousands)

                                                                       2000                  1999
                                                                   ----------             ----------
INCREASE IN NET ASSETS ATTRIBUTABLE TO:
  Employer contributions                                            $  14,953              $  17,415
  Employee contributions                                               58,712                 68,533
  Interest and dividend income                                         26,800                 31,687
                                                                   ----------             ----------
     Total increase                                                   100,465                117,635
                                                                   ----------             ----------
DECREASE IN NET ASSETS ATTRIBUTABLE TO:
  Benefit distributions to participants                               122,614                 74,639
  Administrative expenses                                                 225                  1,102
  Net depreciation in fair value of investments                        46,561                 58,713
                                                                   ----------             ----------
     Total decrease                                                   169,400                134,454
                                                                   ----------             ----------
  NET DECREASE BEFORE ASSET TRANSFERS                                 (68,935)               (16,819)

ASSET TRANSFERS OUT                                                  (262,818)               (21,347)
                                                                   ----------             ----------
NET ASSETS AVAILABLE FOR BENEFITS
  Beginning of year                                                 1,681,463              1,719,629
                                                                   ----------             ----------
 End of year                                                       $1,349,710             $1,681,463
                                                                   ==========             ==========


  The accompanying notes are an integral part of these Financial Statements.

                       PACIFIC GAS AND ELECTRIC COMPANY
               SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 2000 AND 1999

1. DESCRIPTION OF PLAN

   The following brief description of the Pacific Gas and Electric Company Savings Fund Plan for Union Represented Employees (formerly Pacific Gas and Electric Company Savings Fund Plan - Part II ) is provided for general informational purposes only. Participants should refer to the Plan Document for more complete information.

   General - The Pacific Gas and Electric Company Savings Fund Plan for Union Represented Employees (the Plan) is a defined contribution plan and is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The name of the Plan was changed from Pacific Gas and Electric Company Savings Fund Plan - Part II effective January 1, 2000 to reflect the dissolving of the Master Trust described below. The Plan covers certain eligible union employees of Pacific Gas and Electric Company (the Company). On April 1, 2000, participants represented by the Engineers and Scientists of California (ESC) transferred to a plan in another trust of PG&E Corporation (the Corporation), the Company's parent company. The Plan previously participated in a Master Trust until June 1, 1999, at which time the Master Trust was effectively dissolved due to a transfer of the assets of the other participating plan to another trust.

   The Board of Directors of the Corporation has established the Employee Benefit Committee (the EBC) to have oversight over the financial management of affiliated company funded employee benefit plans. The Company provides administrative support to handle the day-to-day administration. The EBC reserves express authority over all financial and administrative decision making on behalf of the Plan. The EBC retains State Street Bank and Trust Company as the Trustee of the Plan.

   Eligibility - Certain union employees of the Company are eligible to participate in the Plan upon attaining regular employment status as defined by the Plan Document.

   Contributions - Participating employees may elect to contribute from 1 to 15 percent of their annual base salary (Annual Base Salary) on a pre-tax or after-tax basis through payroll deductions. The Annual Base Salary for purposes of the Plan is limited by the Internal Revenue Code (the Code) to $170,000 for 2000 and $160,000 for 1999. Participants may also rollover amounts representing distributions from other qualified plans. Pre-tax contributions are not subject to federal or state income tax until withdrawn or distributed from the Plan.

   As provided by the Code, pre-tax employee contributors may not exceed $10,500 for 2000 and $10,000 for 1999, and total contributions to a participant's account may not exceed the lesser of 25% of compensation or $30,000 for the plan year.

   The Company matches contributions in an amount equal to 50% of each participant's elective contribution, up to 6% of the participant's Annual Base Salary, depending on length of service as defined by the Plan Document.

   Participant Accounts - Individual accounts are maintained for each of the Plan's participants and each account is credited with their elective contribution, the Company's matching contribution, and an allocation of the Plan's net earnings and certain investment management fees. Allocations are based on participant account balances as defined in the Plan Document.

   Vesting - Employer contributions and participant elective contributions and their related accumulated earnings and losses are 100% vested at all times.

                       PACIFIC GAS AND ELECTRIC COMPANY
               SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

                        NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

Investment Options - Individual Plan participants designate the way in which their contributions are invested and may change their investment designation at any time. The following investment funds were available to the participants as of December 31, 2000 and 1999:

 . PG&E Corporation Stock Fund - This Fund is designed to provide participants with an opportunity to own part of PG&E Corporation and share in the investment performance of the PG&E Corporation Stock, while holding an appropriate level (approximately one to five percent) of short-term investments to meet daily liquidity requirements.

 . Bond Index Fund - This Fund invests primarily in government, corporate, mortgage-backed, and asset-backed securities. The Fund invests in a well-diversified portfolio that is representative of the broad domestic bond market.

 . Small Company Stock Index Fund - This Fund invests in all of the stocks in the Russell Special Small Company Index in proportion to their weighting in the index.

 .  Large Company Stock Index Fund - This Fund invests in all 500 stocks in the
   S&P 500 Index in proportion to their weightings in the Index.

 . International Stock Index Fund - This Fund typically invests in all stocks in the Morgan Stanley Capital International Europe AustralAsia Far East (EAFE) Index in proportion to their weightings in the Index.

 . Conservative Asset Allocation Fund - This Fund is a portfolio of commingled stock and bond funds. This Fund invests approximately 60 percent in the Bond Index Fund, approximately 30 percent in the Large Company Stock Index Fund, approximately 5 percent in the Small Company Stock Index Fund, and approximately 5 percent in the International Stock Index Fund.

 . Moderate Asset Allocation Fund - This Fund is a portfolio of commingled stock and bond funds. This Fund invests approximately 40 percent in the Bond Index Fund, approximately 42 percent in the Large Company Stock Index Fund, approximately 8 percent in the Small Company Stock Index Fund, and approximately 10 percent in the International Stock Index Fund.

 . Aggressive Asset Allocation Fund - This Fund is a portfolio of commingled stock and bond funds. This Fund invests approximately 20 percent in the Bond index Fund, approximately 55 percent in the Large Company Stock Index Fund, approximately 10 percent in the Small Company Stock Index Fund, and approximately 15 percent in the International Stock Index Fund.

 . Stable Value Fund - This Fund invests in a diversified portfolio of investment contracts issued by insurance companies, banks, and other financial institutions.

 .  United States Bond Fund - This Fund was closed to new contributions effective
   July 1, 1991. Currently, this fund still holds a minimal amount of investments.

                       PACIFIC GAS AND ELECTRIC COMPANY
               SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 2000 AND 1999

   Participant Loans - Effective January 1, 1999, participants may borrow from their account balance a minimum of $1,000 and a maximum equal to the lesser of $50,000 or 50 percent of their account balance. As these loans are repaid by the participant, the proceeds, including interest, are returned to the participant's account. Loans are repayable through payroll deductions over periods ranging up to 5 years for general-purpose loans or up to 15 years for the purchase of a primary residence. The interest rate is equal to the prime rate, as determined by the Trustee, plus 1%. Interest rates on outstanding loans range from 8.5% to 10.5%.

   Benefits - Upon termination of service from any affiliate of the Corporation, a participant may elect to receive an amount equal to the participant's account value. The form of payment may be a single lump-sum distribution or a partial distribution with the remainder paid later. Participants may also elect to roll their account balances into another qualified plan or account. In the event of a participant's death, the participant's beneficiaries will receive the participant's account value in a lump sum payment.

   Withdrawals - Except upon death, total disability, termination or retirement, withdrawal of participant balances requires approval of the Trustee and the Company. Hardship withdrawals and certain in-service withdrawals are permitted.

   Administrative Expenses - The Company pays certain costs of administering the Plan, including fees and expenses of the Trustee management fees. Certain investment management fees are paid by participants. The fees paid by participants reduce the investment return reported and credited to participants.

   Voting Rights - Each participant is entitled to exercise voting rights attributable to the equivalent shares allocated to their account for the PG&E Corporation Stock Fund and is notified by the Trustee prior to the time that such rights are to be exercised. The Trustee is not permitted to vote any share for which a participant has not given instructions. The Trustee is required, however, to vote any unallocated shares on behalf of the collective best interest of Plan participants and beneficiaries.

   Plan Termination - The Company's Board of Directors reserves the right to amend or terminate the Plan at any time subject to provisions of ERISA. In the event the Plan is terminated, participants will receive full payment of the balance in their accounts. No plan assets may revert to the Company or the Corporation.

2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Accounting and Use of Estimates - The accompanying financial statements are prepared in conformity with generally accepted accounting principles ("GAAP"). The preparation of financial statements, in conformity with GAAP, requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of additions, deductions, assets, and liabilities and disclosure of contingencies. Actual results could differ from these estimates.

   A participant's interest in the investment funds is represented by participation units allocated on the basis of contributions and assigned a unit value on the basis of the total value of each fund.

   Investment Valuation and Income Recognition - The Plan's investments (except for interest in the Stable Value Fund and Participant Loans) are stated at fair value based on published market quotations. Fair value for units is determined by quoted prices in an active market. The Plan values investments in the Stable Value Fund and Participant Loans at cost which approximates fair value.

                       PACIFIC GAS AND ELECTRIC COMPANY
               SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

    Interest income, dividends, investment management fees, where appropriate, and the net appreciation or depreciation in the fair value of the investments held by the Plan are allocated to the participant's accounts each day.

    Interest income is recognized as it is earned and dividends are recorded on the ex-dividend date.

    Net depreciation in fair value of investments consists of the net change in unrealized appreciation and depreciation during the year on investments held at the end of the year and the realized gain or loss on the sale of investments during the year.

    Purchases and sales of securities are recorded on a trade date basis. Realized gains and losses from security transactions are reported on the average cost basis.

    Payment of Benefits - Benefit payments to participants are recorded upon distribution.

3.  INVESTMENTS

    General - Each investment fund is managed by the Trustee or an investment manager, which has discretionary investment authority over the funds. Although the EBC is responsible for the selection of the Plan's investment funds, neither the Company nor the Corporation is involved in their day-to-day investment operations.

    Fund Information - The following summarizes the net assets and related investment fund balances of the Plan as of December 31, 2000 and 1999 (in thousands):

                                                       2000                  1999
                                                    -----------           -----------
       PG&E Corporation Stock Fund                  $   389,550           $   448,364
       Bond Index Fund                                   18,735                20,798
       Small Company Stock Index Fund                    82,860                57,858
       Large Company Stock Index Fund                   481,523               676,678
       International Stock Index Fund                    24,378                25,926
       Conservative Asset Allocation Fund                11,697                14,513
       Moderate Asset Allocation Fund                    52,676                72,275
       Aggressive Asset Allocation Fund                  32,957                38,138
       United States Bond Fund                            2,790                 2,663
                                                    -----------           -----------
       Investments at fair value                      1,097,166             1,357,213

       Stable Value Fund                                220,521               289,241
       Participant loans                                 25,288                25,617
                                                    -----------           -----------
       Total investments                            $ 1,342,975           $ 1,672,071
                                                    ===========           ===========

                       PACIFIC GAS AND ELECTRIC COMPANY
               SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 2000 AND 1999

    The following individual investments represented 5% or more of net assets of the Plan at December 31, 2000 and 1999 (in thousands):

                                                                                2000           1999
                                                                             ---------      ----------
       PG&E Corporation Common Stock                                         $ 370,747      $  434,290
       State Street Global Advisors Russell Special Small Co. Fund           $  91,305      $        -
       State Street Global Advisors S&P 500 Index Fund                       $ 524,549      $  732,405
       Stable Value Fund                                                     $ 220,521      $  289,241

    Financial Investments with Off-Balance Sheet Risk - The EBC has adopted a "Position Statement on Risk Management and the Use of Derivatives" which applies to the Plan. This statement recognizes that derivatives may be used by the Plan's investment managers to achieve their investment objectives. However, the Plan assets will not be exposed to risks through derivatives that would be inappropriate in their absence. At December 31, 2000 and 1999, the Plan held no direct investments in derivatives.

4.  TAX STATUS

    The Internal Revenue Service (IRS) has ruled that the Plan is a qualified tax-exempt plan under Section 401 (a) and Section 409(a) of the Code and the trust forming a part thereof is exempt under Section 501(a) of the Code. Accordingly, no provision for federal income taxes has been made in the financial statements. Furthermore, participating employees are not liable for federal income tax on amounts allocated to their accounts attributable to: (1) employee 401(k) contributions, (2) dividends, earnings, and interest income on both 401(k) contributions and non-40l(k) contributions, or (3) employer contributions, until the time that they withdraw such amounts from the Plan.

    The Company received a favorable tax determination letter from the IRS in November of 1995. Accordingly, the Company believes that the Plan continues to be designed and operated in accordance with the applicable requirements of the Code.

5.  SUBSEQUENT EVENT

    PG&E Corporation Common Stock is 27.6% of the Plan's total investments as of December 31, 2000. As of the date of this report, the current per share value of the PG&E Corporation Common Stock decreased by approximately 41.6% of the value as of December 31, 2000.

    Historically, PG&E Corporation paid quarterly dividends to participants in the PG&E Corporation Stock Fund. In light of its financial condition and the California energy crisis, PG&E Corporation suspended the declaration and payment of dividends in January 2001. Further, under the terms of a credit agreement, PG&E Corporation is prohibited from declaring and paying dividends until outstanding loans have been repaid.

    On April 6, 2001, the Company sought protection from its creditors through a Chapter 11 bankruptcy filing. The filing for bankruptcy and the related uncertainty surrounding any reorganization plan that is ultimately adopted will have a significant impact on the Company's future liquidity and results of operations. Except as disclosed, the Company's bankruptcy will have no effect on the Plan.

                                                                      Schedule I
                       PACIFIC GAS AND ELECTRIC COMPANY
               SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

    LINE 4i OF SCHEDULE H - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                           AS OF DECEMBER 31, 2000
                     (Cost and current value in thousands)


                                                                                Number of
Identity of Issuer and Description of Investment                               Units or US
(including Maturity and Yield)                                                    Bonds              Cost            Current Value
------------------------------------------------                               ----------        -------------      ---------------
PG&E Corporation Stock Fund
*  PG&E Corporation Common Stock                                               18,537,350        $     456,891        $     370,747
*  State Street Bank & Trust Co. Short-Term Investment Fund                    18,803,068               18,803               18,803
                                                                               ----------        -------------        -------------
Total PG&E Corporation Stock Fund                                              37,340,418        $     475,694        $     389,550
                                                                               ==========        =============        =============

Bond Index Fund
*  State Street Global Advisors Bond Market Index Fund                          1,514,897        $      16,966        $      18,735
                                                                               ==========        =============        =============

Small Company Stock Index Fund
*  State Street Global Advisors Russell Special Small Co. Fund                  5,917,729        $      86,541        $      82,860
                                                                               ==========        =============        =============

Large Company Stock Index Fund
*  State Street Global Advisors S&P 500 Index Fund                             26,284,010        $     394,771        $     481,523
                                                                               ==========        =============        =============

International Stock Index Fund
*  State Street Global Advisors Daily EAFE Fund                                 1,992,313        $      26,130        $      24,378
                                                                               ==========        =============        =============

Conservative Asset Allocation Fund
*  State Street Global Advisors Bond Market Index Fund                            569,842        $       6,316        $       7,047
*  State Street Global Advisors Daily EAFE Fund                                    48,384                  586                  592
*  State Street Global Advisors Russell Special Small Co. Fund                     41,034                  561                  575
*  State Street Global Advisors S&P 500 Index Fund                                190,147                3,405                3,483
                                                                               ----------        -------------        -------------
Total Conservative Asset Allocation Fund                                          849,407        $      10,868        $      11,697
                                                                               ==========        =============        =============

Moderate Asset Allocation Fund
*  State Street Global Advisors Bond Market Index Fund                          1,704,941        $      18,120        $      21,085
*  State Street Global Advisors Daily EAFE Fund                                   437,342                4,914                5,351
*  State Street Global Advisors Russell Special Small Co. Fund                    315,738                3,988                4,421
*  State Street Global Advisors S&P 500 Index Fund                              1,190,975               18,652               21,819
                                                                               ----------        -------------        -------------
Total Moderate Asset Allocation Fund                                            3,648,996        $      45,674        $      52,676
                                                                               ==========        =============        =============

                       PACIFIC GAS AND ELECTRIC COMPANY
               SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

    LINE 4i OF SCHEDULE H - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                           AS OF DECEMBER 31, 2000
                     (Cost and current value in thousands)


                                                                                Number of
Identity of Issuer and Description of Investment                               Units or US
(including Maturity and  Yield)                                                   Bonds              Cost            Current Value
------------------------------------------------                               ----------        -------------      ---------------
Aggressive Asset Allocation Fund
*  State Street Global Advisors Bond Market Index Fund                            534,346        $       5,879        $       6,608
*  State Street Global Advisors Daily EAFE Fund                                   423,022                5,043                5,176
*  State Street Global Advisors Russell Special Small Co. Fund                    246,302                3,312                3,449
*  State Street Global Advisors S&P 500 Index Fund                                967,452               16,485               17,724
                                                                               ----------        -------------        -------------
Total Aggressive Asset Allocation Fund                                          2,171,122        $      30,719        $      32,957
                                                                               ==========        =============        =============

United States Bond Fund
United States Savings Bonds Series E
(Units of $18.75 Cost and $25.00 Maturity)                                          2,533        $          48        $         643
United States Savings Bonds Series EE
(Units of $25.00 Cost and $50.00 Maturity)                                         33,725                  843                1,832
United States Savings Bonds Series EE
(Units of $50.00 Cost and $100.00 Maturity)                                         3,568                  178                  315
                                                                               ----------        -------------        -------------
Total United States Bond Fund                                                      39,826        $       1,069        $       2,790
                                                                               ==========        =============        =============

Stable Value Fund(1)
PG&E Primco GIC Pool                                                               N/A           $     208,654        $     220,521
                                                                               ==========        =============        =============

Participants Loans (interest ranging from 8.50% to 10.50%)                         N/A           $      25,288        $      25,288
                                                                               ==========        =============        =============

                                                                                                 -------------        -------------
Total Assets Held for Investment Purposes                                                        $   1,322,374        $   1,342,975
                                                                                                 =============        =============

(1) The Stable Value Fund investment contracts and participant loans are not measured in numbers of units and therefore unit information is not applicable (N/A)
*    Represents a party-in-interest as defined by ERISA